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                                                                       Exhibit 1

[DANKA LOGO]

For Immediate Release                                     Sanjay Sood
                                                          (727) 576-6003

October 12, 2000                                          Paul G. Dumond
                                                          011-44207-603-1515

             DANKA ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER
                LARRY SWITZER AND SECOND QUARTER EARNINGS UPDATE

ST. PETERSBURG, FL., October 12, 2000 - Danka Business Systems PLC (NASDAQ:
DANKY) today announced that the Board of Directors has accepted the resignation of Larry K. Switzer as Chief Executive Officer and Director effective immediately. The Board has formed a search committee to promptly identify and appoint a permanent successor. Michael B. Gifford, a non-executive Director since September, 1999, has been appointed to perform the functions of Chief Executive Officer until a permanent successor is found. Mr. Gifford is an experienced executive, having most recently served as Group Chief Executive of The Rank Organization PLC, a London-based leisure and entertainment conglomerate and the joint-venture partner for Xerox operations outside the Americas.

Danka also announced that, based on preliminary indications, its results for the second quarter of fiscal 2001 ended September 30, 2000 will be below analysts' estimates. Danka's financial performance for the quarter will primarily reflect soft hardware revenues in the United States, margin pressures, industry factors and currency weakness. The actual results are in the process of being determined by Danka and will be reported when complete. The Company is currently evaluating whether it will take a special charge relating to a portion of its goodwill and certain other long-lived assets, and is considering other efforts to reduce costs that may result in additional such charges. Danka Chairman David Kendall commented: "What the Company is experiencing this quarter appears consistent with what others in the industry are reporting. Nevertheless, we believe actions the Company is taking, along with the strength of Danka's product portfolio, sales and service capabilities and facilities management, should position the Company to compete in this evolving digital environment."

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release, or otherwise made by officers of the Company, including statements related to the Company's future business, financial performance and contemplated financing arrangements, are forward-looking, and contain information relating to the Company that is based on the beliefs of the Company as well as assumptions, made by, and information currently available to, the Company. The words "goal", "anticipate", "expect", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Act of 1995. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such differences include, but are not limited to, (i) failure to identity an appropriate candidate willing to serve as the Company's permanent Chief Executive Officer, (ii) failure to hire such a candidate on a timely basis, (iii) any material variation in the final, unaudited results for the second quarter from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's expectations as of the date when they are made. The Company undertakes no obligation to and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date such statements are made. Furthermore, as a matter of policy, the Company does not generally make any specific projections as to future earnings nor does it endorse any projections regarding future performance which may be made by others outside the Company.

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment and related services, parts and supplies. Danka provides office products and services in 30 countries around the world. For additional information about copier, printer and other office imaging products, please visit our web site at www.danka.com.

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11201 DANKA CIRCLE NORTH                                    107 HAMMERSMITH ROAD
ST. PETERSBURG, FL  33716                                LONDON, ENGLAND W14 0QH

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